Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”), dated as of March 26, 2015, is by and among Bulldog Investors, LLC, a Delaware limited liability company (“Bulldog Investors”), on behalf of each account over which Bulldog Investors exercises investment authority, Stewart Information Services Corporation, a Delaware corporation (the “Company”), and James Chadwick (Bulldog Investors, the Company, and James Chadwick, collectively, the “Parties” hereto).

WITNESSETH

WHEREAS, Bulldog Investors is currently the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) of, in the aggregate, approximately 1,157,874 shares (the “Shares”) of common stock, par value $1.00 per share, of the Company (the “Common Stock”), which represents approximately 5.0 percent of the outstanding shares of Common Stock; and

WHEREAS, the Company, as of the close of business on March 2, 2015, has 23,308,151 shares outstanding of Common Stock and 1,050,012 shares outstanding of Class B common stock, par value $1.00 per share (the “Class B Stock”).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Party, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1

BOARD OF DIRECTORS; STOCKHOLDER ADVISORY PROPOSAL

1.1 Nomination of James Chadwick for Election to the Board of Directors; Compensation Committee

The Board will take all necessary actions to nominate James Chadwick (the “New Director”) on the Company’s slate of directors for election to the Board at the 2015 annual meeting of stockholders (the “2015 Annual Meeting”) to be elected by the holders of Common Stock and simultaneously therewith, the Board will not nominate Dr. W. Arthur Porter for election as a director by the holders of Common Stock and his term will expire at the 2015 Annual Meeting.

Promptly following the 2015 Annual Meeting, the Board will take all necessary actions to appoint the New Director to the Compensation Committee, which Compensation Committee shall be composed of four members, including Arnaud Ajdler and two other directors selected by the Board.

1.2 Stockholder Advisory Proposal on Conversion of Class B Stock

The Company hereby agrees that (i) it will put to an advisory vote of stockholders at the 2015 Annual Meeting an advisory proposal substantially in the form attached hereto as Exhibit A relating to the conversion of the Class B Stock into Common Stock (the “Stockholder Advisory Proposal”) and (ii) the Board will not take any position or make any recommendation with regard to the Stockholder Advisory Proposal, as set forth in the Company’s preliminary proxy statement, filed with the Securities and Exchange Commission on March 9, 2015.

1.3 Withdrawal of Nominations

As a condition to the New Director’s appointment to the Board, Bulldog Investors, on behalf of itself and its Affiliates (as defined below), including Opportunity Partners, LP, hereby (i) irrevocably withdraws the notice of stockholder nomination of individuals for election as directors at the 2015 Annual Meeting submitted to the Company on February 12, 2015, and (ii) irrevocably withdraws any related materials or notices submitted to the Company in connection therewith.

Bulldog Investors further agrees that it will not, and that it will not permit any of its Affiliates to, (i) nominate or recommend for nomination any person for election at the 2015 Annual Meeting, directly or indirectly, (ii) submit any proposal for consideration at, or bring any other business before, the 2015 Annual Meeting, directly or indirectly, (iii) initiate, encourage or participate in any solicitation of proxies or exempt solicitation, including under Rule 14a-2(b)(1) with respect to the 2015 Annual Meeting, directly or indirectly, or (iv) publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1.3.

1.4 Resignation of the New Director

All of the Company’s obligations hereunder terminate immediately, and the New Director will promptly offer to resign from the Board and, if requested by the Company, promptly deliver his written resignation, which will provide for his immediate resignation, to the Board, the Board having sole discretion to accept or reject such resignation, if Bulldog Investors ceases to beneficially own at least 2 percent of the Company’s outstanding Common Stock.

ARTICLE 2

COVENANTS

2.1 Covenants of Bulldog Investors

(a) Bulldog Investors agrees that with respect to all the Shares beneficially owned by it through the 2015 Annual Meeting, except as otherwise provided in Section 2.1(b)(i)(B), Bulldog Investors will grant its proxy to the Company’s named proxies to vote such shares in accordance with the Board’s recommendation on all matters presented to stockholders at the 2015 Meeting, provided, however, that Bulldog Investors may vote as it chooses with regard to the Stockholder Advisory Proposal. In addition, Bulldog Investors agrees that it will not grant any consent or proxy for a consent to any third party seeking to have the stockholders authorize or take corporate action by written consent during the Covered Period (as defined below).

(b) For the avoidance of doubt, the subsequent provisions of this Section 2.1(b) do not prohibit Bulldog Investors from communicating privately with the Company’s directors, officers or advisors, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure by the Company or Bulldog Investors of such communications or of any matter that would otherwise violate this Section 2.1(b). Bulldog Investors agrees that, during the period commencing on the date hereof and ending on the date when this Agreement terminates in accordance with Section 4.1 (the “Covered Period”), unless Bulldog Investors has been specifically invited in writing by the Board, neither Bulldog Investors nor any of its Affiliates, will in any manner, directly or indirectly (including, by directing, requesting or suggesting that any other person do so):

(i) effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) to effect, or announce any intention to effect or cause or participate in or in any way knowingly assist, facilitate or encourage any other person to effect or seek, offer or propose (whether publicly or otherwise and whether or not subject to conditions) or announce any intention to effect or cause or participate in:

(A) the acquisition, directly or by means of any Derivative Securities, of more than 9.99% of the then-issued and outstanding shares of Common Stock of the Company (except to the extent issued by the Company to all existing stockholders), whether or not any of the foregoing may be acquired or obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise and whether or not any of the foregoing would give rise to “beneficial ownership” (as such term is used in Rule 13d-3 of the Exchange Act), and whether or not any of the foregoing is acquired or obtained by means of borrowing of securities, operation of any Derivative Security or otherwise. For the purposes of this Agreement, the term “Derivative Securities” means, with respect to any person, any rights, options or other securities convertible into or exchangeable for securities, bank debt or other obligations or any obligations measured by the price or value of any securities, bank debt or other obligations of such person, including without limitation any swaps or other derivative arrangements;

(B) any (i) tender or exchange offer for securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination or acquisition or disposition of assets of the Company or any of its subsidiaries, or (ii) recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction with respect to the Company or any of its subsidiaries; provided, however, that nothing herein will limit the ability of (1) Bulldog Investors to vote its shares of Common Stock on any matter submitted to a vote of the stockholders of the Company with respect to any recapitalization, restructuring, liquidation, dissolution or other similar extraordinary transaction or (2) Bulldog Investors, in accordance with the applicable exemption under Rule 14a-1(l)(2)(iv) of the proxy rules, to announce its opposition to any Board-approved publicly announced proposals relating to a merger, acquisition, disposition of all or substantially all of the assets of the Company or other business combination involving the Company requiring a vote of stockholders of the Company;

(C) any “solicitation” of “proxies” to vote (as such terms are used in Regulation 14A of the Exchange Act) or consents to vote (whether or not related to the election or removal of directors) with respect to any voting securities of the Company or any of its subsidiaries, or the initiation, proposal, encouragement or solicitation of stockholders of the Company for the approval of any stockholder proposals with respect to the Company, or the solicitation, advisement or influence of any person with respect to the voting of any voting securities of the Company.

(ii) deposit any shares of Common Stock or other voting securities of the Company in a voting trust or subject shares of Common Stock or other voting securities of the Company to a voting agreement or other agreement or arrangement with respect to the voting of such shares or securities, including, without limitation, lend any securities of the Company to any person or entity for the purpose of allowing such person or entity to vote such securities in connection with any stockholder vote or consent of the Company;

(iii) form, join or in any way participate in a “group” (other than the existing group) as defined in Section 13(d)(3) of the Exchange Act with respect to any securities of the Company or otherwise in connection with any of the foregoing;

(iv) (A) call or seek to call any meeting of stockholders, including by written consent, or provide to any third party a proxy, consent or requisition to call any meeting of stockholders, (B) seek to have the stockholders authorize or take corporate action by written consent without a meeting, solicit any consents from stockholders or grant any consent or proxy for a consent to any third party seeking to have the stockholders authorize or take corporate action by written consent without a meeting, (C) seek representation on the Board, (D) seek the removal of any member of the Board, (E) conduct a referendum of stockholders, or (F) make a request for a stockholder list or other similar Company books and records;

(v) otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company or any of its subsidiaries;

(vi) disclose any intention, plan or arrangement inconsistent with the foregoing;

(vii) instigate, encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the Company or any of its subsidiaries with) any third party to do any of the foregoing; or

(xiii) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in this Section 2.1; or

(ix) publicly, or privately in a manner that is intended to or would reasonably be expected to require any public disclosure by the Company or Bulldog Investors, request that the Company, the Board or any of their respective representatives amend or waive any provision of this Section 2.1 (including this sentence) or for the Board to specifically invite Bulldog Investors or any of its Affiliates to take any of the actions prohibited by this Section 2.1.

(c) Upon request of the Company, Bulldog Investors will notify the Company of the number of shares of Common Stock beneficially owned by it.

(d) The New Director will abide by all of the Company’s applicable guidelines and policies with respect to service on the Board.

Bulldog Investors agrees that it will cause its Affiliates to comply with the terms of this Agreement. As used herein, the term “Affiliate” takes its meaning from Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act and includes all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations of Bulldog Investors

Bulldog Investors represents and warrants as follows:

(a) It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by it, constitutes a valid and binding obligation and agreement and is enforceable against it in accordance with its terms.

(c) Bulldog Investors beneficially owns, directly or indirectly, an aggregate of approximately 1,157,874 shares of Common Stock and, such shares of Common Stock constitute all of the Common Stock beneficially owned by Bulldog Investors. As of March 2, 2015, the record date for the 2015 Annual Meeting, Bulldog Investors beneficially owned and had the sole power to vote 1,157,874 shares of Common Stock, which shares are owned in the amounts set forth opposite the names of the persons listed on Exhibit C.

(d) Bulldog Investors has not directly or indirectly, compensated or agreed to, and will not, compensate the New Director for his service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities.

(e) Bulldog Investors has the power to withdraw, on behalf of Opportunity Partners, LP, the stockholder nomination of individuals for election as directors at the 2015 Annual Meeting submitted to the Company on February 12, 2015, and Bulldog Investors has taken all necessary action to effect such withdrawal.

3.2 Representations of the Company

The Company represents and warrants as follows:

(a) The Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

ARTICLE 4

TERMINATION

4.1 Termination

This Agreement remains in full force and effect until the earliest of:

(a) the Company’s material breach of its obligations under Article I; provided, however, that (if such breach is curable) Bulldog Investors has provided written notice to the Company of such breach and such breach has not been cured within a ten-day period;

(b) the date that is 10 business days prior to the expiration of the Company’s advance notice deadline for the nomination of directors at the 2016 annual meeting of stockholders pursuant to the Company’s Amended and Restated Bylaws, as such may be amended from time to time; and

(c) such other date established by mutual written agreement of the Company and Bulldog Investors.

4.2 Effect of Termination

Article 5 survives the termination of this Agreement. No termination pursuant to Section 4.1 relieves any Party from liability for any breach of this Agreement prior to such termination.

ARTICLE 5

GENERAL

5.1 Notices

All notices, requests, claims, demands and other communications hereunder will be in writing, and will have been duly given to a Party if delivered in person or sent by overnight delivery (providing proof of delivery) to the Party at the following addresses (or at such other address for a Party as specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to the Company:	Stewart Information Services Corporation 1980 Post Oak Blvd. Houston, Texas 77056 Attention: Matthew Morris Telephone: 713-625-8000 Facsimile: 713-629-2323

with a copy (which does not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10039 Attention: Richard J. Grossman Telephone: 212-735-3000 Facsimile: 917-777-2116

If to Bulldog Investors:	Bulldog Investors, LLC Park 80 West – Plaza Two, 250 Pehle Avenue, Suite 708 Saddle Brook, NJ 07663 Attention: Phillip Goldstein Telephone: 201-881-7100 Facsimile: 201-556-0097

5.2 No Third-Party Beneficiaries

Nothing in this Agreement, whether express or implied, is intended to or does confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to Party.

5.3 Press Release; Mutual Non-Disparagement

The Parties agree that a press release, substantially in the form attached as Exhibit B, hereto will be issued promptly following execution of this Agreement, and that no Party will make any statement inconsistent with such press release.

Subject to applicable law, each of the Parties covenants and agrees that, during the Covered Period, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a

Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Party’s subsidiaries who no longer serves in such capacity following the execution of this Agreement), agents, attorneys or representatives, or any of their businesses, in any manner that would reasonably be expected to damage the business or reputation of such other Parties, or their subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives. This Section shall not limit the ability of any director of the Company to act in accordance with his or her fiduciary duties or otherwise in accordance with applicable law.

5.4 Fees and Expenses

The Company will reimburse Bulldog Investors up to an aggregate of $15,000 in reasonable, documented, out-of-pocket costs, fees and other expenses incurred and paid by Bulldog Investors in connection with, relating to or resulting from its efforts and actions, and any preparations therefor, prior to the execution and delivery of this Agreement, to consider means by which to alter the composition of the Board or to effect the Stockholder Advisory Proposal. Except as provided in this Section 5.4, no Party is responsible for any cost, fee or expense of the other Party in connection with this Agreement.

5.5 Governing Law

This Agreement is governed and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. The Parties and their respective Affiliates and representatives (a) irrevocably and unconditionally consent and submit to the jurisdiction of any state or federal court in the State of New York for purposes of any action, suit or proceeding arising out of or relating to this Agreement and (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth in Section 5.1 is effective service of process for any action, suit or proceeding brought against them.

5.6 Assignment

This Agreement is binding upon, inures to the benefit of, and is only enforceable by, the Parties. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise.

5.7 Amendments; Waivers

This Agreement may only be amended pursuant to a written agreement executed by all the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement is effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder operates as a waiver thereof, nor may any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

5.8 Entire Agreement

This Agreement constitutes the entire agreement of all the Parties and except as provided herein supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any Party that is not contained in this Agreement and no Party is bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein. The Parties expressly disclaim reliance on any information, statements, representations or warranties regarding the subject matter of this Agreement other than the terms of this Agreement.

5.9 Counterparts

This Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which is deemed to be an original, but all of which together constitute one binding agreement on the Parties, notwithstanding that not all Parties are signatories to the same counterpart.

5.10 Captions

The captions contained in this Agreement are for convenience only and do not affect the construction or interpretation of any provision of this Agreement.

5.11 Specific Performance

The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in damages. It is accordingly agreed each Party is entitled to seek an injunction or specific performance of the terms hereof in addition to any other remedies at law or in equity, and a Party will not take any action, directly or indirectly, in opposition to another Party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and the Parties further agree to waive any requirement for the security or posting of any bond in connection with such remedy or relief.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

STEWART INFORMATION SERVICES CORPORATION

By:	/s/ Matthew Morris
	Name:	Matthew Morris
	Title:	Chief Executive Officer

[Signature Page to Settlement Agreement]

BULLDOG INVESTORS, LLC

By:	/s/ Phillip Goldstein
	Name:	Phillip Goldstein
	Title:	Member

/s/ James Chadwick
James Chadwick

[Signature Page to Settlement Agreement]

EXHIBIT A

Form of Stockholder Advisory Proposal

WHEREAS, the Company has maintained, as provided in the Company’s Certificate of Incorporation, a dual class capital structure with two classes of common stock: (i) common stock, par value $1.00 per share, of the Company (the “Common Stock”); and (ii) Class B common stock, par value $1.00 per share (the “Class B Stock”), which have existed since shares of the Company were first offered to the public on March 20, 1970;

WHEREAS, the Board has determined that putting the following advisory proposal to a vote of stockholders at the 2015 Annual Meeting is advisable; and

WHEREAS, the Board takes no position on, and makes no recommendation with regard to, the following advisory proposal:

NOW, THEREFORE, BE IT RESOLVED, that the stockholders recommend that the Board submit a proposal to the holders of the Company’s Common Stock and Class B Stock relating to the conversion of the Class B Stock into Common Stock, thereby eliminating the dual class capital structure of the Company.

EXHIBIT B

For Immediate Release

Stewart Information Services Nominates New Independent Director for 2015 Annual Meeting

Bulldog Investors Withdraws Proxy Solicitation for 2015 Annual Meeting

HOUSTON, MARCH 27, 2015 — Stewart Information Services Corp. (NYSE: STC) (“Stewart”), today announced the nomination of James Chadwick as a new independent director at Stewart’s 2015 Annual Meeting. Mr. Chadwick will be nominated together with four incumbent directors to be elected by holders of the Common Stock at the Annual Meeting.

Mr. Chadwick brings over 16 years of experience in finance and strategic investments to the Stewart Board. He currently serves as a Director and Portfolio Manager at Ancora Advisors, LLC. He also serves as a director of Imperial Holdings Inc. Mr. Chadwick will join the Compensation Committee of the Board.

Thomas G. Apel, Chairman of the Stewart Board of Directors, said, “Over the past three years, Stewart has aggressively transformed its business to accelerate growth and profitability. We are making significant progress with our strategic initiatives and we look forward to benefiting from Jim’s extensive financial experience as we work to enhance value for all Stewart stockholders.”

In connection with Mr. Chadwick’s appointment, Stewart has entered into an agreement with Bulldog Investors LLC, which owns approximately 1.16 million shares of Stewart common stock, representing approximately 5.0% of the Company’s outstanding shares. Under the agreement, Bulldog Investors has agreed not to solicit proxies in connection with the 2015 Annual Meeting and to vote its shares for the Board’s director nominees and for the Company’s “say-on-pay” proposal at the Annual Meeting. Bulldog Investors has also agreed to a customary standstill provision.

Phillip Goldstein, Principal of Bulldog Investors, said, “We think Stewart has great untapped potential and we believe that stockholders will benefit from Jim Chadwick’s experience and fresh perspective on the Company’s Board. We look forward to significantly improved results from Stewart in the year ahead as the management team and Board work together to enhance shareholder value.”

Under the settlement agreement, Stewart has agreed to submit to stockholders at the Annual Meeting a non-binding proposal relating to the conversion of the Company’s Class B Stock into Common Stock. Approval of the stockholder advisory proposal would not itself eliminate the Company’s dual-class capital structure; but rather it would be an advisory recommendation to the Board to submit such a proposal to the stockholders in the future. Since the Board desires to hear the views of its stockholders concerning the dual-class capital structure, it is not making a recommendation to stockholders regarding votes on this proposal.

The complete agreement between Stewart and Bulldog Investors will be filed in a Form 8-K with the Securities and Exchange Commission.

In connection with the appointment of Mr. Chadwick, Dr. Arthur Porter, who has served as a director since 1993, will not be renominated for election and accordingly, Dr. Porter’s term will expire at the Annual Meeting.

Mr. Apel added, “On behalf of the entire Stewart Board of Directors, I sincerely thank Dr. Porter for his years of service and dedication to Stewart. We are grateful for his commitment and numerous contributions to this Company’s growth and success, and we wish him only the best in his future endeavors.”

James Chadwick

James Chadwick began working with Ancora Advisors LLC in 2014, a Cleveland, OH based registered investment advisor. His primary responsibilities are Portfolio Management and Research for the firm’s Alternative Investments. Mr. Chadwick has over 16 years of investment experience with a focus on micro and small-cap companies. Prior to joining Ancora (2009-2013), Mr. Chadwick was the Managing Director of the private equity firm Harlingwood Equity Partners, LLC. Prior to Harlingwood, James founded and managed two hedge funds, PCI Partners LLC and Monarch Activist Partners LP. He began his investment career in 1999, working for the pioneering engagement investment fund Relational Investors LLC. Mr. Chadwick is currently a board member of Imperial Holdings, Inc. (NYSE – IFT). He received a Bachelor of Arts with Honors from the University of California Los Angeles.

About Stewart

Stewart Information Services Corp. (NYSE:STC) is a customer-focused, global title insurance and real estate services company offering products and services through our direct operations, network of approved agencies and other companies within the Stewart family. Stewart provides these services to homebuyers and sellers; residential and commercial real estate professionals; mortgage lenders and servicers; title agencies and real estate attorneys; home builders; and United States and county governments. Stewart also provides loan origination and servicing support; loan review services; loss mitigation; REO asset management; collateral valuations; due diligence for capital markets; home and personal insurance services; tax-deferred exchanges; and technology to streamline the real estate process. Stewart offers personalized service, industry expertise and customized solutions for virtually any type of real estate transaction, and is the preferred real estate services provider. More information can be found at http://www.stewart.com/news, subscribe to the Stewart blog at http://blog.stewart.com or follow Stewart on Twitter @stewarttitleco.

Additional Information and Where to Find It

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”). On March 9, 2015, the Company filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2015 Annual Meeting. Prior to the 2015 Annual Meeting, the Company will furnish a definitive proxy statement to its stockholders (the “2015 Proxy

Statement”), together with a WHITE proxy card. STOCKHOLDERS ARE URGED TO READ THE 2015 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, is set forth in the preliminary proxy statement for the 2015 Annual Meeting and will be set forth in the 2015 Proxy Statement and other materials to be filed with the SEC in connection with the 2015 Annual Meeting.

Stockholders will be able to obtain, free of charge, copies of the 2015 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2015 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.stewart.com) or by contacting Nat Otis by phone at (713) 625-8360, by email at nat.otis@stewart.com or by mail at Stewart Information Services Corporation, Attn: Investor Relations, 1980 Post Oak Blvd., Ste. 800, Houston, TX 77056. In addition, copies of the proxy materials, when available, may be requested from the Company’s proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, New York, NY 10022 or toll-free at (888) 750-5834.

Forward-looking statements

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “will,” “foresee” or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the tenuous economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of vetting our agency operations for quality and profitability; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange

Commission, including the Form 10-K, our quarterly reports on Form 10-Q, and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

Contact:

Stewart Information Services Corp.

John Arcidiacono, (713) 625-8019

Chief Marketing Officer

jarcidia@stewart.com

or

Nat Otis, (713) 625-8360

Director-Investor Relations

nat.otis@stewart.com

http://www.stewart.com

or

Matthew Sherman / Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

EXHIBIT C

Persons	Number of Shares Owned on March 2, 2015
Opportunity Partners, LP	221,496
Calapasas West Partners, LP	79,409
Full Value Special Situations Fund, LP	33,609
Full Value Offshore Fund, Ltd.	30,131
Full Value Partners, LP	191,335
MCM Opportunity Partners, LP	33,342
Steady Gain Partners, LP	125,937
Mercury Partners, LP	80,628
Special Opportunities Fund, Inc.	342,412
Individually-managed accounts	19,575